Exhibit 10.19

FORM OF SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 15, 2004, is made and entered into between Symmetry Medical Inc., a Delaware corporation (the “Company”), and each of the Persons (as defined below) set forth on the Schedule of Sellers attached hereto (as such schedule may be amended, the “Schedule of Sellers”) that execute this Agreement (each a “Seller” and, collectively, the “Sellers”).

WHEREAS, each Seller owns the number of shares of the Company’s Class A Preferred Stock, par value $0.01 per share (the “Class A Preferred Shares”), set forth opposite such Seller’s name in Column A on the Schedule of Sellers and/or Class A Preferred Warrants (as defined below) set forth opposite such Seller’s name in Column B on the Schedule of Sellers.

WHEREAS, the Company desires to purchase from each Seller, and such Seller desires to sell to the Company, the number of (i) shares of Class A Preferred Stock (together with any Repurchased Warrant Shares (as defined below), “Repurchased Shares of Class A Preferred”) and/or (ii) Class A Preferred Warrants (“Repurchased Warrants”), in each case set forth opposite such Seller’s name in columns D and E, respectively, on the Schedule of Sellers (as such numbers may be adjusted through one or more amendments to such Schedule of Sellers), and any Repurchased Warrant Shares (collectively, the “Repurchased Securities”), in accordance with the terms and conditions set forth herein.

WHEREAS, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (file number 333-116038) under the Securities Act of 1933, as amended (the “Securities Act”) (as amended from time to time, the “Form S-1 Registration Statement”), with respect to a potential initial public offering (the “IPO”) of the Company’s common stock.

WHEREAS, in connection with an IPO, the Company would enter into an underwriting agreement with representatives of the underwriters under which the Company would agree to sell and the underwriters would agree to purchase the shares of the Company’s common stock to be offered in the IPO (the “Underwriting Agreement”).

WHEREAS, the Company expects that (subject to approval by the board of directors and the stockholders of the Company) in anticipation of an IPO, the Company’s certificate of incorporation would be amended (and may be amended and restated) on one or more occasions and the terms of the such amended (or amended and restated) certificate of incorporation are currently expected to provide that, among other things, (i) Repurchased Shares of Class A Preferred shall not be reclassified as shares of the Company’s common stock, (ii) as of the Repurchase Effective Time (as defined below), Repurchased Shares of Class A Preferred shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exists and each holder of any formerly outstanding Repurchased Share of Class A Preferred shall cease to have any rights with respect thereto, other than the right to receive the payment payable pursuant to Section 2 (of this Agreement), and (iii) immediately following the Repurchase

Effective Time (the “Reclassification Effective Time”), each outstanding Class A Preferred Share (which will not include Repurchased Shares of Class A Preferred) will automatically be reclassified as a number of shares of the Company’s common stock (“Reclassification Stock”) computed by dividing the liquidation value of such outstanding Class A Preferred Share (plus all accrued and unpaid dividends thereon and, with respect to any outstanding Class A Preferred Share originally issued upon the exercise or conversion of a Class A Preferred Warrant, all dividends that would have accrued on such share from the date of the original Warrant Certificates through the date of such exercise or conversion had such share been issued on the date of the original Warrant Certificates) by an amount equal to 85% of the per share price at which the common stock of the Company is proposed to be offered to the public in the IPO, as set forth in the Underwriting Agreement, with cash being paid in lieu of any fractional shares (the “Class A Preferred Reclassification”).

WHEREAS, pursuant to the provisions of Section 18 of the Stockholders Agreement (as defined below), the parties hereto desire to amend the terms thereof.

WHEREAS, each holder of Class A Preferred Warrants desires to waive certain specified advance notice provisions under each of the original Warrant Certificates and the Common Stock Warrants (as defined below) and the holders of Senior Subordinated Notes (as defined below) desire to waive certain specified covenants under the Subordinated Loan Agreement (as defined below).

NOW, THEREFORE, the parties hereto agree as follows:

1. Purchase and Sale of Repurchased Securities at the Repurchase Effective Time.

(a) Purchase of Class A Preferred Stock and Warrants. Upon the terms and conditions set forth in this Agreement, effective as of the Repurchase Effective Time (and without any action on the part of any Seller or any other Person) each Seller hereby sells, transfers and assigns to the Company free from all Encumbrances all of such Seller’s right, title and interest in and to the Repurchased Securities set forth opposite such Seller’s name in columns D and E, respectively, on the Schedule of Sellers (and any Repurchased Warrant Shares issued to such Seller). The purchase price for each Repurchased Share of Class A Preferred shall be (i) the Liquidation Value (as defined in the Company’s Certificate of Incorporation) of such share, plus (ii) an amount equal to all accrued and unpaid dividends with respect thereto, plus (iii) with respect to any Repurchased Share of Class A Preferred that was originally issued upon the exercise or conversion of a Class A Preferred Warrant, all dividends that would have accrued on such Repurchased Share of Class A Preferred from the date of the original Warrant Certificates through the date of such exercise or conversion had such share been issued on the date of the original Warrant Certificates. The purchase price for each Repurchased Warrant shall be (i) the Liquidation Value of a Class A Preferred Share, plus (ii) an amount equal to all dividends that would have accrued on a Class A Preferred from the date of the original Warrant Certificates through and including the date of the Repurchase Effective Time had such share been issued on the date of the original Warrant Certificates, minus (iii) $0.01. The purchase price for any fractional Repurchased Share of Class A Preferred or fractional Repurchased Warrant shall be such fraction multiplied by the purchase price payable in respect of a whole Repurchased Share of Class A Preferred or whole Repurchased Warrant, respectively.

(b) Effect on Repurchased Securities.

(i) Repurchased Shares of Class A Preferred shall not be subject to reclassification as Reclassification Stock and, accordingly, shall not be reclassified as Reclassification Stock in connection with an IPO. As of the Repurchase Effective Time, Repurchased Shares of Class A Preferred shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any formerly outstanding Repurchased Share of Class A Preferred shall cease to have any rights with respect thereto, other than the right to receive the payment payable pursuant to Section 2. Any certificate to the extent formerly representing any Repurchased Shares of Class A Preferred shall, from and after the Repurchase Effective Time, solely represent the right to receive the payment payable pursuant to Section 2.

(ii) As of the Repurchase Effective Time, Repurchased Warrants shall no longer be outstanding and shall automatically be cancelled and terminated and shall cease to exist, and each holder of any formerly outstanding Repurchased Warrant shall cease to have any rights with respect thereto, other than the right to receive the payment payable pursuant to Section 2. Any Warrant Certificate, to the extent formerly representing any Repurchased Warrant shall, from and after the Repurchase Effective Time, solely represent the right to receive the payment payable pursuant to Section 2.

2. Payment of Purchase Price; Certificates and Warrants.

(a) Purchase Price. Subject to Section 2(b), on the closing date of the transactions contemplated by the Underwriting Agreement (without regard to any transactions related to the grant of any over-allotment option) (the “IPO Closing”), the Company shall deliver to each Seller the aggregate purchase price, determined in accordance with Section 1(a) (the “Purchase Price”), for the Repurchased Securities purchased by the Company from such Seller, together with interest on the unpaid Purchase Price accrued at a rate of 8% per annum from (but not including) the date of the Repurchase Effective Time through and including such date as the Purchase Price is paid in full (the “Accrued Interest Amount”), by wire transfer of immediately available funds to an account designated by such seller (a “Cash Payment”). If the IPO Closing does not occur on or before the date which is 15 days after the date of the Repurchase Effective Time, then, subject to Section 2(b), the Company shall use commercially reasonable efforts (including by seeking to obtain any necessary consents, and subject to the receipt of any such consents) to deliver, in lieu of a Cash Payment, to each Seller as promptly as practicable payment in the form of subordinated notes and/or equity securities of the Company (“Replacement Securities”) having an aggregate value (as determined by the board of directors of the Company in good faith, and provided that the terms of such Replacement Securities must have been approved by Sellers entitled to receive at least 50% of the aggregate Purchase Price to be received by all Sellers) equal to the aggregate Purchase Price and Accrued Interest Amount to be paid to such Seller for the Repurchased Securities purchased by the Company from such Seller.

(b) Delivery of Certificates Representing Repurchased Securities. Promptly after the execution of this Agreement, each Seller shall deliver to the offices of the Company’s attorneys, Kirkland & Ellis, Attn: Robert Kiburz, 200 East Randolph Drive, Chicago, Illinois 60601, the stock certificates and/or Warrant Certificates representing the Repurchased Securities to be sold by such Seller accompanied by duly executed assignments in the form of Exhibit A attached hereto (provided that such endorsements shall not be deemed effective until the Repurchase Effective Time). The Company shall not be obligated to deliver the Cash Payment or Replacement Securities to a Seller until such Seller shall have so delivered the stock certificates and/or Warrants Certificates representing, immediately prior to the Repurchase Effective Time, the Repurchased Securities purchased from such Seller accompanied by such duly executed assignments; provided that if any stock certificates and/or Warrant Certificates representing, immediately prior to the Repurchase Effective Time, the Repurchased Securities to be sold by a Seller shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such stock certificate and/or Warrant Certificate to be lost, stolen or destroyed, and (ii) if such Person is not an institutional investor or, with respect to a Warrant Certificate, a Purchaser (as defined in the original Warrant Certificates), the posting by such Person of a bond, if required by the Company, in such reasonable form and amount as the Company shall require as indemnity against any claim that may be made against the Company with respect to such stock certificate and/or Warrant Certificate, then, for purposes of this Section 2(b), such stock certificate and/or Warrant Certificate shall be deemed to have been delivered to the Company. In the event that this Agreement is terminated pursuant to Section 8, the Company shall return, or cause to be returned, to each Seller any stock certificates or Warrant Certificates that have been delivered by such Seller to the Company pursuant to this Section 2(b).

(c) Warrants and/or Shares Not Purchased. In the event that less than all of the outstanding Class A Preferred Warrants provided for by a Warrant Certificate are sold pursuant to this Agreement, then promptly after the Repurchase Effective Time (and after delivery of such Warrant Certificate in accordance with Section 2(b)) the Company shall issue to the holder of such Warrant Certificate a new warrant of like tenor, dated the date of the original Warrant Certificate and entitling the holder thereof to receive, upon due exercise, the number of shares of Reclassification Stock equal to the number of such shares of Reclassification Stock (subject to adjustments subsequent to the Reclassification Effective Time as nearly equivalent as possible to the adjustments provided for in Sections 2, 3 and 4 of the original Warrant Certificates) that would have been received by such holder if the remaining outstanding Class A Preferred Warrants had been duly exercised as of the Reclassification Effective Time and the resulting Class A Preferred Shares issued upon such exercise had been reclassified as Reclassification Stock as of the Reclassification Effective Time. In the event that a stock certificate delivered pursuant to Section 2(b) represents any Class A Preferred Shares that are not Repurchased Securities (“Outstanding Shares of Class A Preferred”), then the Company shall, as soon as is practicable after the Reclassification Effective Time, issue to the holder thereof a stock certificate or certificates representing the number of shares of Reclassification Stock issuable by reason of the reclassification of such Outstanding Shares of Class A Preferred.

3. Conditions of Obligation to Purchase and Sell. The obligation of each Seller to sell the Repurchased Securities to the Company, and the obligation of the Company to purchase the Repurchased Securities, at the Repurchase Effective Time is subject to the satisfaction of the following conditions:

(a) Consent Under Bank Credit Agreement. The Company shall have received a consent under the Credit Agreement, dated as of June 11, 2003, by and among Symmetry Medical Inc., Olympus/Symmetry Holdings LLC, Wachovia Bank, National Association as administrative agent and several financial institutions named therein as lenders, as amended from time to time, with respect to the repurchase of the Repurchased Securities pursuant to Section 1; provided that such consent shall not be required to include any consent to any payment of the Purchase Price or Accrued Interest pursuant to Section 2.

(b) S-1 Registration Statement Effective. The Form S-1 Registration Statement shall have become effective in accordance with the provisions of the Securities Act.

(c) Waiver. Any condition specified in this Section 3 may be waived by any Seller, solely as to such Seller. No such waiver will be effective against any Seller or the Company unless it is set forth in a writing executed by such Seller or the Company, as applicable.

4. Representations and Warranties of the Sellers. Each Seller hereby, severally and not jointly, represents and warrants to the Company as follows:

(a) Ownership. All of the Repurchased Securities set forth opposite such Seller’s name on the Schedule of Sellers are owned of record and beneficially by such Seller, and such Seller has good and marketable title to such securities, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever (“Encumbrances”), except the Stockholders Agreement, dated as of October 18, 2000, among the Company and certain of its stockholders and warrantholders, as amended from time to time (the “Stockholders Agreement”). At the Repurchase Effective Time, such Seller shall transfer to the Company good and marketable title to the Repurchased Securities, free and clear of all Encumbrances.

(b) Authorization. This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable in accordance with its terms, subject to the availability of equitable remedies and to the laws of bankruptcy and other similar laws affecting creditors’ rights generally.

(c) Conflicts. The execution, delivery and performance of this Agreement by such Seller does not conflict with, violate or result in the breach of, or create any lien or encumbrance on such Seller’s Repurchased Securities pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which such Seller is a party or is subject or by which such Seller’s Repurchased Securities are bound.

5. Representations and Warranties of the Company. The Company represents and warrants to the Sellers as follows:

(a) Authorization. The execution and performance of this Agreement have been authorized by all necessary corporate action on the part of the Company, and this Agreement when executed and delivered shall constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to the availability of equitable remedies and to the laws of bankruptcy and other similar laws affecting creditors’ rights generally.

6. Stockholders Agreement Amendment. In accordance with Section 18 of the Stockholders Agreement, the parties to this Agreement hereby approve the following amendment and waiver with respect to the Stockholders Agreement:

Section 10(a) of the Stockholders Agreement is hereby amended by deleting the period at the end of the section and adding a semicolon, and adding the following phrase to the end of the paragraph:

“provided, however, that the term “Piggyback Registration” shall not include any registration filed on or before September 30, 2004 (or any amendments filed with respect to such a registration) with respect to an initial public offering of securities of the Company (a “2004 IPO”).”

The Stockholders Agreement, as amended pursuant to the terms of this Section 6, shall continue in full force and effect after the date of this Agreement, provided that any registration rights relating to a 2004 IPO (as defined in the above amendment to the Stockholders Agreement), including any rights to receive notice thereof, are hereby waived.

7. Waivers under Warrant Certificates and Subordinated Loan Agreement.

(a) Each party hereto that holds Class A Preferred Warrants hereby waives any right to receive prior notice pursuant to Section 7 of the original Warrant Certificates with respect to the Class A Preferred Reclassification or the Common Stock Split. Each holder of Common Stock Purchase Warrants (the “Common Stock Warrants”) originally issued in connection with the execution and delivery of the Senior Subordinated Loan Agreement (the “Subordinated Loan Agreement”) dated June 11, 2003 among the Company and the lenders named therein, hereby waives any right to receive prior notice pursuant to Section 7 of the original certificates providing for the Common Stock Warrants with respect to the Class A Preferred Reclassification or the Common Stock Split.

(b) Each party hereto that holds 12% Senior Subordinated Notes due 2001 (“Senior Subordinated Notes”), issued under the Subordinated Loan Agreement, hereby consents to the Class A Preferred Reclassification, the Common Stock Split and/or the repurchase of the Repurchased Securities pursuant to Section 1; provided that this consent shall not be apply to any payment of the Purchase Price or Accrued Interest pursuant to Section 2. Each party hereto that was an original Lender (as defined in the preamble to the Subordinated Loan Agreement) represents and warrants to the Company that such party continues to own the Senior Subordinated Notes originally issued to such party (or has caused the current owner of any Senior Subordinated Note that such party has sold, assigned, transferred or negotiated to deliver a written consent to the Company in the form of the immediately preceding sentence).

8. Termination. In the event that the Repurchase Effective Time has not occurred prior to 11:59 PM Eastern Time on September 30, 2004 (the “Termination Date”), then this Agreement shall terminate automatically. Upon termination, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its stockholders or directors or officers in respect thereof, except that the provisions of this Section 8, the last sentence of Section 2(b) and Sections 6 and 7 shall continue in full force and effect.

9. Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement (and shall survive the Repurchase Effective Time and the performance of obligations hereunder).

10. Indemnification. Each Seller shall indemnify, severally and not jointly, the Company and hold the Company harmless against and in respect of any and all losses, liabilities, damages, obligations, claims, encumbrances, costs and expenses (including, without limitation, costs of suit and attorneys’ fees and expenses) incurred by the Company resulting from any breach of any representation, warranty, covenant or agreement made by such Seller herein.

11. Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof. Any provision of this Agreement may be amended by the Company and any Seller, solely as to such Seller. Other than amendments to the Schedule of Sellers in accordance with the terms described thereon, no amendment of this Agreement will be effective against a Seller or the Company unless it is set forth in a writing executed by such Seller and the Company.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by, without limitation, facsimile signature (signature pages hereto may be delivered, without limitation, by facsimile, e-mail or other electronic means). The effectiveness of this Agreement is not conditioned on any specified Person or Persons, or Persons holding any specified number of Class A Preferred Shares or Class A Preferred Warrants, executing this Agreement. Accordingly, the effectiveness of this Agreement as between the Company and each of those Persons listed on the Schedule of Sellers who do execute this Agreement (i.e., Sellers) shall not be limited or otherwise affected by a failure of any Person or Persons listed on the Schedule of

Sellers (or listed following the caption “The Sellers:” on the signature pages hereto) to execute this Agreement.

13. Further Assurances. After the Repurchase Effective Time, as and when requested by the Company, each Seller shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as the Company may deem necessary or desirable in order to transfer the Repurchased Securities to the Company and to carry out fully the provisions and purposes of this Agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company and the Sellers and their respective successors and assigns.

15. Choice of Law. The construction, validity, interpretation and enforcement of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

16. Certain Defined Terms. For purposes of this Agreement:

“Class A Preferred Warrant” means the right to purchase a Class A Preferred Share from the Company, at the initial purchase price per share of $0.01, pursuant to a Class A Preferred Stock Purchase Warrant (including any such warrant certificates issued in substitution therefor, a “Warrant Certificate”) originally issued in connection with the execution and delivery of the Senior Subordinated Loan Agreement dated June 11, 2003 among the Company and the lenders named therein; and “Class A Preferred Warrants” refers to multiple Class A Preferred Warrants, which may be evidenced by one or more Warrant Certificates.

“Common Stock Split” means the conversion, as of the Repurchase Effective Time, of each then outstanding share of the Company’s common stock (which will not include the Reclassification Stock) into a specified number of shares of the Company’s common stock, with cash being paid in lieu of any fractional shares,

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Repurchase Effective Time” means the date and time that an Underwriting Agreement has been executed by each of the parties thereto (which execution may, without limitation, be by facsimile signature) and executed signature pages of the representatives of the underwriters that are parties to the Underwriting Agreement have been delivered to the Company (which delivery may, without limitation, be by facsimile, e-mail or other electronic means).

“Repurchased Warrant Shares” means any Class A Preferred Shares issued, after the date hereof, pursuant to the exercise or conversion of a Class A Preferred Warrant to the extent that the Person exercising or converting such Class A Preferred Warrant would, after such exercise or conversion, hold less than the number of Class A Preferred Warrants that the Company has agreed to purchase from such Person pursuant to this Agreement.

* * * *

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the day and year first above written.

The Company:

SYMMETRY MEDICAL INC.

By:
Name:	Fred Hite
Its:	Senior Vice President and Chief Financial Officer

The Sellers:

Stockholder

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

[For transfers of Class A Preferred Stock]

FOR VALUE RECEIVED, the undersigned, subject to and pursuant to the terms and conditions of the Securities Purchase Agreement dated as of July 15, 2004, sells, assigns and transfers unto Symmetry Medical Inc., a Delaware corporation (the “Corporation”),                      shares of Class A Preferred Stock, par value $.01 per share, of the Corporation, standing in his, her or its name on the books of said Corporation represented by Certificate Number(s)                     , and does irrevocably constitute and appoint the secretary of the Corporation attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated: , 2004
[Seller]

ASSIGNMENT

[For transfers of Warrants]

FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant Certificate, subject to and pursuant to the terms and conditions of the Securities Purchase Agreement dated as of July 15, 2004, sells, assigns and transfers unto Symmetry Medical Inc., a Delaware corporation (the “Corporation”), the right represented by such Warrant Certificate to purchase                      shares of Class A Preferred Stock, par value $.01 per share, of the Corporation, to which such Warrant Certificate relates, and irrevocably constitutes and appoints the secretary of the Corporation attorney to make such transfer on the books of the Corporation maintained for such purpose, with full power of substitution in the premises.

Dated: , 2004
[Seller]